Exhibit 99.1

CONTACT:   DSI TOYS, INC.

Nasdaq: DSIT

Robert L. Weisgarber, CFO

(713) 365-9900

rweisgarber@dsitoys.com

DSI TOYS, INC. ANNOUNCES GOING-PRIVATE TRANSACTION

HOUSTON, TX (March 27, 2003)—DSI Toys, Inc. (the “Company”) (Nasdaq:DSIT) today announced the signing of a definitive agreement for the merger of DSI Acquisition, Inc., a Texas corporation controlled by E. Thomas Martin, the Company’s Chairman, with and into the Company.

Under the terms of the merger, DSI Acquisition, Inc. will pay $0.47 per share for all of the outstanding shares of common stock of the Company, other than (i) treasury shares, and (ii) those shares owned by certain existing shareholders of the Company who shall remain as shareholders of the Company pursuant to the terms of the merger agreement.  Following the merger, the Company will no longer be publicly traded and will continue operations as a privately-held corporation.

The merger and the merger agreement have been approved by a special independent committee and the full Board of Directors of the Company, and is subject to the approval of the Company’s shareholders and other closing conditions.

There can be no assurance that the proposed transaction will be consummated. The merger may only be completed in accordance with applicable state and federal laws, including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. This press release shall not constitute an offer or a solicitation of an offer to buy any securities.

The Company designs, develops, markets and distributes high quality, innovative dolls, toys and consumer electronics products. Core products include Tech-Link® communications products, KAWASAKI® electronic musical instruments, GearHead® remote control vehicles, LazerDoodle(TM) electronic drawing toy, a full range of special feature doll brands including Sweet Faith®, Pride & Joy®, Too Cute Twins(TM), Somersault Sara(TM), Hush Li’l Baby®, and Little Darlings® and Collectible Plush, including Kitty, Kitty, Kittens® and Puppy, Puppy, Puppies®. The Company’s website can be reached at http://www.DSIToys.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new and existing products, capital resources, and future financial condition and results are forward-looking. Forward-looking statements involve risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially and adversely from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of the Company’s customers, competition, and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.